UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Form 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 31, 2017

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theglobe.com, inc.

(Exact Name of Registrant as Specified in its Charter)

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Delaware	000-25053	14-1782422
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1500 Cordova Road, Suite 302

Fort Lauderdale, Florida 33316

(Address of Principal Executive Offices)

(954) 769-5900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b), (c) & (d)

As reported on the Information Statement on Schedule 14f-1 (the “Information Statement”) and the Current Report on Form 8-K, each filed by theglobe.com, inc. (the “Company”) with the Securities and Exchange Commission on December 21, 2017, on December 31, 2017, Michael S. Egan and certain of the Company’s other stockholders (each a “Seller” and collectively the “Sellers”) entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with Delfin Midstream LLC, a Delaware limited liability company (the “Purchaser”). Pursuant to the terms of the Purchase Agreement, the Purchaser agreed to purchase an aggregate of 312,825,952 shares (the “Purchased Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), representing approximately 70.9% of the issued and outstanding shares of the Common Stock, from the Sellers. The closing of the purchase and sale of the Purchased Shares occurred on December 31, 2017 (the “Closing Date”).

In connection with the transactions contemplated by the Purchase Agreement, effective as of the Closing Date, which was at least 10 days following the first mailing of the Information Statement, the then sitting members of the Board of Directors of the Company (the “Board”), Michael S. Egan, Chief Executive Officer and Chairman, Edward A. Cespedes, President, Treasurer and Chief Financial Officer and Director, and Robin S. Lebowitz, Vice President of Finance and Director, resigned from the Board and their respective officer positions with the Company, and William R. (Rusty) Nichols was appointed as Chairman of the Board and President, Chief Executive Officer and Chief Financial Officer of the Company.

Mr. Nichols will serve as a director until the next annual meeting of stockholders of the Company and until his successor is duly elected and qualified or until his earlier death, resignation or removal. Mr. Nichols will serve as Chairman of the Audit Committee and Compensation Committee. The following is a brief description of the background and business experience of Mr. Nichols:

William R. (Rusty) Nichols, 68, has been involved in the civil construction, real estate and oil and gas businesses for 40 years. Mr. Nichols is semi-retired and from 2015 to present has invested in various business enterprises. From 2013 to March 2015, he served as a director of the predecessor entity of Fairwood Peninsula Energy Corporation (“Fairwood”), a midstream LNG company focused on providing critical infrastructure for the floating liquefaction industry. Between 1980 and 2004, Mr. Nichols was responsible for real estate developments in Texas with over $400 million in finished product sales. He was one of the earliest people to be involved in the leasing of properties in the Barnett Shale and was on the Panel of The Fort Worth City responsible for drafting drilling ordinances, with particular emphasis on residential drilling. Between 2001 and 2008, Mr. Nichols was closely involved with XTO Energy Inc. in the drilling and completion of gas wells during the transition from vertical to horizontal fracturing methods. Mr. Nichols is a graduate of the University of Texas at Austin.

Mr. Nichols has been associated with Frederick P. Jones, Chief Executive Officer and President of Fairwood, on Texas-based real estate and oil and gas investments for over 20 years.

Mr. Nichols’ principal business address is c/o Fairwood Peninsula Energy Corporation, 5949 Sherry Lane, Suite 950, Dallas, TX 75225.

Mr. Nichols was not provided with any compensation in connection with his appointment, and will serve in his roles without any compensation. The Company may in the future determine to enter into a compensatory arrangement with Mr. Nichols. Other than as a result of his appointment in connection with the transactions contemplated by the Purchase Agreement, the Company is not aware of any arrangement or understanding between Mr. Nichols and any other person pursuant to which he was elected or appointed to his current positions. Neither Mr. Nichols nor any immediate family member of Mr. Nichols has been a participant in any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

The Purchase Agreement and the transactions contemplated thereby did not result in a change in the Company’s status as a “shell company,” as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

THEGLOBE.COM, INC.

By:	/s/ William R. Nichols
Name:	William R. Nichols
Title:	Chairman, Chief Executive Officer and Chief Financial Officer

Date: January 11, 2018